PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., July 26, 2012 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on or about August 31, 2012, to stockholders of record as of the close of business on August 13, 2012.  United Community MHC, the Company’s mutual holding company parent, has determined not to waive receipt of this quarterly dividend as it has done in prior years.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:         United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822